Exhibit 10.2

ADDENDUM TO DEFINITIVE AGREEMENT

BETWEEN:	Paw4mance Pet Products International, Inc.
2-259 Edgeley Blvd.,
Vaughan, ON, Canada, L4K 3Y5

(hereinafter referred to as "PAWP")

AND:	Victor Altomare

(hereinafter referred to as "SELLER")

AND:	FEARLESS Films Inc.

(hereinafter referred to as the "FEARLESS")

THIS ADDENDUM TO DEFINITIVE AGREEMENT (hereinafter referred to as the "Addendum") relates to that certain Definitive Agreement dated August 5______, 2014 (the "Definitive Agreement"), by and among Paw4mance Pet Products International, Inc., a publicly traded Nevada corporation ("PAWP"); Victor Altomare, an individual (hereinafter referred to as "Seller"); and Fearless Films, Inc., a private Ontario, Canada corporation ("Fearless"); and is made and entered into as of the _27th__ day of September 2017. This Addendum has been negotiated by all parties to the Definitive Agreement and is intended to amend that Definitive Agreement as further described herein.

All provisions, terms and conditions of the Definitive Agreement shall be construed and deemed effective as per the revised provisions, terms and conditions set forth herein and, if there should be any conflicts with the Definitive Agreement, the provisions, terms and conditions of this Addendum shall prevail.

WARRANTIES:

PAWP HEREWITH WARRANTS:
a)	that it is a corporation duly incorporated in the State of Nevada and is in Good Standing with all legal requirements of the State and has changed its corporate name to Fearless Films, Inc.

b)	that it is approved for trading on the OTC-PinkSheet) under the symbol 'PAWP' and is in Good Standing.

c)	that it will file for full reporting states with the SEC and trading on the OTC-BB/QB.

d)	that it is free of encumbrances and debts except as given under Addendum "A" attached.

e)	that the authorized Share Capital is 500,000,000 Common Voting Shares par value $0.001 and 20,000,000 Preferred Shares, par value $0.001 with no special designation

f)	that it will cause a reverse-split of its issued and outstanding common shares at the rate of 1 share for 1,000 shares (1:1000).

g)
That the common shares issued for the acquisition/merger by PAWP to acquire 100% of the issued shares of FEARLESS pre-split shall be replaced in full with the same number of shares to be issued with post-split shares.

h)	that on or before June 30, 2015 the following common shares will be issued and outstanding: 155,086,275 Common Voting Shares issued and outstanding.

i)
that all issued and outstanding shares have been duly issued under the laws of the State of Nevada and under the Rules and Regulations of the US SEC, are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

j)	that there are no legal actions being taken against PAWP, neither now nor does PAWP expect any legal actions to be taken against the corporation.

k)	that it has the authority and right to execute this Agreement.

l)	that all its Director, Officers and Key Employees are duly authorized to occupy their positions.

m)
that PAWP herewith agrees to indemnify and hold FEARLESS and its Directors and Officers harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by the PAWP of any representation, warranty, covenant or agreement contained herein.

SELLER HEREWITH WARRANTS AND CONFIRMS:

a)	that it owns and holds a controlling interest in the common shares of FEARLESS.

b)	that the shares have been issued pursuant to all rules and regulations governing FEARLESS.

c)	that the above shares are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

d)	that the SELLER has the power and authority to sell and transfer the shares to FEARLESS.

FEARLESS HEREWITH WARRANTS AND CONFIRMS:

e)	that it is a private corporation, duly registered in the Province of Ontario, Canada, and is in Good Standing with all Provincial and Federal legal requirements.

f)
that on the date given below FEARLESS had a total of 100 common voting shares issued and outstanding, as given in Addendum "B" attached, and furthermore FEARLESS warrants and confirms that it shall not issue any additional shares what so ever prior to the date of closing of this agreement.

g)	that it owns and controls 100% Interest in the 'ASSET' as in more details described in the Executive Summary as the Planned Project of FEARLESS and as given attached under Addendum "B".

h)	The 'ASSET' shall include any and all future acquired physical and intellectual property as well as patents licenses and rights etc.

i)	that the 'ASSET' is free and clear of any encumbrances and there are no claims against the Asset by any other party what so ever.

j)	that it has the authority and legal right to operate its corporation in Canada as given in more detail in its business plan attached under Addendum "B".

k)	that it is free of encumbrances except as given under Addendum "E" attached.

l)	that the planned business operation is being conducted within all applicable laws of Canada.

m)	that it, with the assistance of PAWP, desires to expand its business in North America and the rest of the World.

n)
that there are no legal actions being taken against FEARLESS, its Directors, Officers or Key-Employees or its "ASSET" now nor does FEARLESS expect any legal actions to be taken against FEARLESS, its Directors, Officers or Key-Employees or its "ASSET".

o)	that all its Directors, Officers and Key Employees are duly authorized to occupy their positions.

p)	that it has the authority and right to execute this agreement.

q)
that FEARLESS herewith agrees to indemnify and hold PAWP, its Directors, Officers, Key-Employees and its present shareholders harmless from and against any loss, claims, damages and other expenses that PAWP may suffer in connection with a breach by FEARLESS and/or the SELLER of any representation, warranty, covenant or agreement contained herein.

r)
WHEREAS PAWP desires to acquire One Hundred Percent (100%) of the Issued and Outstanding Shares of the FEARLESS and SELLER desires to sell One Hundred Percent (100%) of the Issued and Outstanding shares of FEARLESS on the term and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, PAWP and FEARLESS agree as follows:

1.
PAWP agrees to purchase and the SELLER agrees to sell One Hundred Percent (100%) of the issued and outstanding SHARES of FEARLESS, whereby FEARLESS shall become a wholly owned subsidiary of PAWP including the 'ASSET' owned and controlled by FEARLESS as given under Addendum 'C' attached.

2.	PAWP shall pay the following remuneration for the acquisition of 100% of the shares of FEARLESS:

	a)	PAWP shall issue a total of 1,000,000 Preferred, Convertible Shares Series 'A' Voting, the shares shall be issued pursuant to the directions given by the SELLER.

	b)	In addition PAWP shall issue 30,000,000 Common Shares, restricted under rule 144 of the SEC which shares shall be issued at the direction of the SELLER.

c)
None of the issued shares shall be hypothecated nor shall they be used in any other way as collateral for any reason whatsoever, unless otherwise authorized by a Board of Directors resolution of PAWP duly proposed and passed.

3.	PAWP shall cause following changes:

	a)	A Reverse-Split of its Common Issued and Outstanding Shares at a rate of 1 share for 1000 shares,

	b)	A change of Names from Paw4mance Pet Products International, Inc. to FEARLESS FILMS, INC.

4.	PAWP shall file for full reporting states with the SEC and for trading and quotation on the OTC-BB/QB.

5.	PAWP shall be liable for all costs pertaining to maintaining its Company in Good Standing with all applicable laws and rules and regulations.

6.	FEARLESS shall be liable for all costs pertaining to maintaining its Company in Good Standing with all applicable laws and rules and regulations.

7.
FEARLESS shall provide the necessary documentations, including but not limited to: Directors, Officers and Key Employees of FEARLESS; Audited Financial Statements, and all other such documentation as may be required by the US Securities and Exchange Commission within its filing requirements.

8.
FEARLESS shall continue to manage and operate all aspects of its business in the ordinary course in a manner consistent with existing business practices and as are standard in its industry and FEARLESS shall at all times provide PAWP timely information on all material changes of FEARLESS and/or as required by the rules and regulations of the US SEC.

9.	FEARLESS shall work closely with PAWP in planning its business development and financial management initiatives to expand FEARLESS's business.

10.	There shall be no reverse or forward split of the issued and outstanding common stock of PAWP for a period of 3 years from date of closing of this agreement as given in paragraph 22.

11.	FEARLESS shall be liable for all costs pertaining to maintaining FEARLESS in Good Standing and pertaining to its assets.

12.	As of the Closing Date the President and CEO of FEARLESS shall be Victor Altomare.

13.	PAWP shall appoint Victor Altomare to its Board of Directors.

14.	The present Management of FEARLESS shall remain on the Board of FEARLESS and shall continue to manage FEARLESS in the best interest of FEARLESS and PAWP.

15.	This Agreement is denominated in U.S. dollars.

16.	The Closing date shall be on or before October 31, 2014, which shall be the date from which on forward all business transactions by FEARLESS shall be done as the Subsidiary of PAWP.

17.
Communications between the parties to this agreement shall be done via email, whereby such email documents shall be deemed legal and binding if and when confirmed by both parties whereby hardcopies of any document shall be provided if an when requested by the parties to this agreement:

Email:	PAWP email to: dennis.dossantos1@gmail.com FEARLESS email to: fearlessv1@hotmail.com

18.	PAWP and FEARLESS shall do and execute all such acts as are deemed necessary under the laws of the State of Nevada to fully execute this Agreement.

19.
If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

20.
This agreement is being executed without the benefit of legal counsel, provided however, the parties to this agreement may at their cost submit this agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the agreement shall be not be changed and provided that such revision shall be done on or before 45 days from date of this agreement.

21.	Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

22.	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

23.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada with place of Jurisdiction being Salt Lake County, Utah.

IN WITNESS WHEREOF, the parties hereto executed the Definitive Agreement as of the ___5th___ day of August, 2014 and executed this Addendum as of the __27th___ day of September, 2017.

Paw4mance Pet Products International, Inc.

Dennis dos Santos, President & CEO

	FEARLESS	SELLER

	________________________________	________________________________
	Victor Altomare, President	Victor Altomare

Addendum "A"

PAWP - Liabilities as recorded per March 31, 2014

Total Current Liabilities $ 340,484

Addendum "B"

FEARLESS Asset  (Executive Summary)

Addendum "C"

FEARLESS Liabilities